EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors
New York Health Care, Inc. and Subsidiaries



We consent to the incorporation by reference in the registration statements on Form S-3/A (No. 333-108761) and S-8 filed on September 11, 2003 of New York Health Care, Inc. and Subsidiaries of our report dated March 8, 2004, except for
Note 2 "Recent Developments" and the third paragraph of Note 6, which are as of March 29, 2004, with respect to the consolidated balance sheet of New York Health Care, Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of New York Health Care, Inc. and Subsidiaries.




                                                   Weiser  LLP



New York, New York
March 30, 2004


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